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Exhibit 99.3

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations include statements regarding the industry outlook and our expectations regarding the performance of our business. These non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the risk factors included as Exhibit 99.1 to our Current Report on Form 8-K dated September 1, 2011. Our actual results may differ materially from those contained in or implied by any forward-looking statements. The discussion and analysis should be read together with the risk factors included as Exhibit 99.1 to our Current Report on Form 8-K dated September 1, 2011 and the other information included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and Annual Report on Form 10-K for the year ended December 31, 2010, including financial statements and their related notes.

Overview

        We are the world's largest independent aircraft lessor with over 1,000 owned or managed aircraft. As of June 30, 2011, we owned 933 aircraft in our leased fleet, with a net book value of $37.7 billion, had four additional aircraft in the fleet classified as finance and sales-type leases and provided fleet management services for 90 aircraft. Our fleet features popular aircraft types, including both narrowbody and widebody aircraft. In addition to our existing fleet, we have purchase commitments for 236 new aircraft for delivery through 2019, comprised of 100 Airbus A320neo family aircraft, 20 Airbus A350 aircraft, 74 Boeing 787 aircraft and 42 Boeing 737-800 aircraft. We also have the rights to purchase an additional 50 Airbus A320neo family aircraft. We intend to complement our orders from the manufacturers by acquiring additional aircraft through sale-leaseback transactions with our customers. We balance the benefits of holding and leasing our aircraft and selling or parting-out the aircraft depending on economics and opportunities.

        Our aircraft leases are "net" leases under which lessees are generally responsible for all operating expenses, which customarily include maintenance, fuel, crews, airport and navigation charges, taxes, licenses, aircraft registration and insurance premiums. Our leases are for a fixed term, although in many cases the lessees have early termination or extension rights. Our leases require all non-contingent payments to be made in advance and our leases are predominantly denominated in U.S. dollars. We also require our lessees to carry insurance which is customary in the air transportation industry with premiums paid by the lessee. Our lessees are generally required to continue to make lease payments under all circumstances, including periods during which the aircraft is not in operation due to maintenance or grounding. We typically contract to re-lease aircraft before the end of the existing lease term. For aircraft returned before the end of the lease term due to exceptional circumstances, we have generally been able to re-lease aircraft within two to six months of their return. We have an average aircraft on-lease percentage of approximately 99.7% over the last five years.

        We also provide fleet management services to investors and/or owners of aircraft portfolios for a management fee. In addition to our leasing and fleet management activities, at times we sell aircraft from our leased aircraft fleet to other leasing companies, financial services companies, and airlines. We have also provided asset value guarantees and a limited number of loan guarantees to buyers of aircraft or to financial institutions for a fee.

        We operate our business on a global basis, deriving more than 90% of our revenues from airlines outside of the United States. As of June 30, 2011, we had 931 aircraft on lease to 177 customers in 78 countries, with no lessee accounting for more than 10% of lease revenue for the year ended December 31, 2010 or the six months ended June 30, 2011. We also provided fleet management services for 90 aircraft that we do not own as of June 30, 2011. Among the lessees are 17 customers that do not lease any aircraft directly from us. For the years ended December 31, 2008, 2009 and 2010, airlines with their principal place of business in Europe represented approximately 45.1%, 44.6% and 44.5%, respectively, of total revenues from rentals of flight equipment, and airlines with their principal place of business in Asia and the Pacific represented approximately 29.3%, 30.5% and 30.8%, respectively, of total revenues from rentals of flight equipment. See "Business—Customers" in Exhibit 99.2 to our Current Report on Form 8-K dated September 1, 2011.

        Our results of operations are affected by a variety of factors, primarily:

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  the number, type, age and condition of the aircraft we own;

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  aviation industry market conditions, including events affecting air travel;

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  the demand for our aircraft and the resulting lease rates we are able to obtain for our aircraft;

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  the purchase price we pay for our aircraft;

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  the number, types and sale prices of aircraft we sell in a period;

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  the ability of our lessee customers to meet their lease obligations and maintain our aircraft in airworthy and marketable condition;

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  the utilization rate of our aircraft; and

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  changes in interest rates and credit spreads, which may affect our aircraft lease revenues and our interest rate on borrowings.

        We are optimistic about the long-term future of air transportation and the increasing role that the leasing industry and ILFC, in particular, will play in the growth of commercial air transport. At June 30, 2011, we had signed leases for all of our new aircraft deliveries through 2012. We have contracted with Airbus S.A.S. and the Boeing Company to purchase new fuel-efficient aircraft with delivery dates through 2019. These aircraft are in high demand from our airline customers. In many cases, we have delivery positions for the most fuel-efficient aircraft earlier than the airlines can obtain them from the manufacturers. In addition to orders from the manufacturers, we are pursuing sale-leaseback transactions with airline customers to acquire new, modern aircraft scheduled for delivery beginning in 2011. We believe that, with respect to our used aircraft, we have the market reach, visibility and understanding to move our aircraft across jurisdictions to best deploy our aircraft assets with the world's airlines. We are focused on increasing our presence in emerging markets that have high potential for passenger growth and other markets that have significant demand for new aircraft. We have assembled a highly skilled and experienced management team and have secured sufficient liquidity to manage through expected market volatility. We have demonstrated profitability through airline industry cycles in all but one of the past 30 years. For these reasons, we believe that we are well positioned to manage the current cycle and for the long-term future.

Acquisition of AeroTurbine

        On August 2, 2011, we entered into a stock purchase agreement with AerCap, Inc., or AerCap, and AerCap Holdings N.V. to acquire all of the issued and outstanding shares of capital stock of AeroTurbine, Inc., or AeroTurbine, a wholly owned direct subsidiary of AerCap. AeroTurbine is one of the world's largest providers of certified aircraft engines, aircraft and engine parts and supply chain solutions. We have agreed to pay an aggregate cash purchase price of $228 million and assume the obligations under AeroTurbine's $425 million secured revolving credit facility, which had $298.6 million outstanding as of July 31, 2011.

        This acquisition is expected to further maximize the value of our aircraft by providing us with in-house part-out and engine leasing capabilities. Additionally, this acquisition is expected to enable us to provide a differentiated fleet management product and service offering to our airline customers as they transition out aging aircraft. The closing of this acquisition is expected to occur in 2011 and is subject to the satisfaction of several customary closing conditions, including applicable antitrust approvals and AeroTurbine's satisfaction of certain financial covenants.

Our Revenues

        Our revenues consist primarily of rentals of flight equipment, flight equipment marketing and gain on aircraft sales and interest and other revenue.

  Rental of Flight Equipment

        Our leasing revenue is principally derived from airlines and companies associated with the airline industry. Our aircraft leases generally provide for the payment of a fixed, periodic amount of rent. In certain cases our leases provide for additional rental revenue based on usage. The usage may be calculated based on hourly usage or on the number of cycles operated. A cycle is defined as one take-off and landing. Under the provisions of many of our leases we receive overhaul rentals based on the usage of the aircraft. Lessees are generally responsible for maintenance and repairs, including major maintenance (overhauls) over the term of the lease. For certain airframe and engine overhauls, we reimburse the lessee for costs incurred up to, but not exceeding, related overhaul rentals that the lessee has paid to us. We recognize overhaul rentals received as revenue, net of estimated overhaul reimbursements. During the six months ended June 30, 2011 and the year ended December 31, 2010, we recognized net overhaul rental revenues of approximately $113 million and $270 million, respectively, from $358 million and $749 million, respectively, from overhaul collections during those periods.

        The amount of lease revenue we recognize is primarily influenced by the following factors:

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  the contracted lease rate, which is highly dependent on the age, condition and type of the leased equipment;

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  the lessees' performance of their lease obligations;

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  the usage of the aircraft during the period; and

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  our forecasted overhaul reimbursement rates.

        In addition to aircraft or engine specific factors such as the type, condition and age of the asset, the lease rates for our leases may be determined in part by reference to the prevailing interest rate for a similar maturity as the lease term at the time the aircraft is delivered to the customer. The factors described in the bullet points above are influenced by airline industry conditions, global and regional economic trends, airline market conditions, the supply and demand balance for the type of flight equipment we own and our ability to remarket flight equipment subject to expiring lease contracts under favorable economic terms.

        Because the terms of our leases are generally for multiple years and have staggered maturities, there are lags between changes in market conditions and their impact on our results, as contracts not yet reflecting current market lease rates remain in effect. Therefore, current market conditions and any potential effect they may have on our results may not be fully reflected in current results. Management monitors all lessees that are behind in lease payments, and discusses relevant operational and financial issues facing the lessees with our marketing executives, in order to determine the amount of rental income to recognize for past due amounts. Lease payments are due in advance and we generally recognize rental income only to the extent we have received payments or hold security deposits.

  Flight Equipment Marketing and Gain on Aircraft Sales

        Our sales revenue is generated from the sale of our aircraft and engines. The price we receive for our aircraft and engines is largely dependent on the condition of the asset being sold, airline market conditions and the supply and demand balance for the type of asset we are selling. The timing of the closing of aircraft and engine sales is often uncertain, as a sale may be concluded swiftly or negotiations may extend over several weeks or months. As a result, even if sales are comparable over a long period of time, during any particular fiscal quarter or other reporting period we may close significantly more or fewer sale transactions than in other reporting periods. Accordingly, sales revenue recorded in one fiscal quarter or other reporting period may not be comparable to sales revenue in other periods.

  Interest and Other Revenue

        Our interest revenue is derived primarily from interest recognized on finance and sales-type leases and notes receivables issued by lessees in connection with lease restructurings, or in limited circumstances, issued by buyers of aircraft in connection with sales of aircraft. The amount of interest revenue we recognize in any period is influenced by the amount of principal balance of finance and sales-type leases and notes receivable we hold, effective interest rates, and adjustments to valuations or provisions of notes receivables.

        Other revenue includes management fee revenue we generate through a variety of management services that we provide to non-consolidated aircraft securitization vehicles and joint ventures and third party owners of aircraft. Our management services include leasing and remarketing services, cash management and treasury services, technical advisory services and accounting and administrative services.

Our Operating Expenses

        Our primary operating expenses consist of interest on debt, depreciation, aircraft impairment charges, selling, general and administrative expenses and other expenses.

  Interest Expense

        Our interest expense in any period is primarily affected by changes in interest rates and outstanding amounts of indebtedness. Since 2010, we have refinanced much of our debt with new financing arrangements that have relatively higher interest rates than the debt we replaced. We have also extended our debt maturities from a weighted average of 4.3 years as of December 31, 2008 to a weighted average of 5.7 years as of June 30, 2011. While our average effective cost of borrowing has been increasing in recent periods, our average debt outstanding has been decreasing due to our deleveraging efforts. Our average effective cost of borrowing reflects our composite interest rate, including any effect of interest rate swaps or other derivatives and including the effect of debt discounts.

        Our total debt outstanding and average effective cost of borrowing for the periods indicated were as follows:

  Effect from Derivatives

        We employ derivative products to manage our exposure to interest rates risks and foreign currency risks. We enter into derivative transactions only to economically hedge interest rate risk and currency risk and not to speculate on interest rates or currency fluctuations. These derivative products include interest rate swap agreements, foreign currency swap agreements and interest rate cap agreements.

  Depreciation

        We generally depreciate passenger aircraft, including those acquired under capital leases, using the straight-line method over a 25-year life from the date of manufacture to a 15% residual value. Our fleet includes ten freighter aircraft, which we depreciate using a 35 year useful life and no residual value. Our depreciation expense is influenced by the adjusted gross book values of our flight equipment and the depreciable life and estimated residual value of the flight equipment. Adjusted gross book value is the original cost of our flight equipment, including capitalized interest during the construction phase, adjusted for subsequent capitalized improvements, impairments, and accounting basis adjustments associated with business combinations.

  Aircraft Impairment Charges and Fair Value Adjustments

        Management evaluates quarterly the need to perform a recoverability assessment of aircraft considering the requirements under GAAP and performs this assessment at least annually for all aircraft in our fleet. Recurring recoverability assessments are performed whenever events or changes in circumstances indicate that the carrying amount of our aircraft may not be recoverable, which may require us to change our assumptions related to future estimated cash flows. These events or changes in circumstances considered include potential sales, changes in contracted lease terms, changes in the status of a lease, re-lease, not subject to lease, changes in portfolio strategies, changes in demand for a particular aircraft type and changes in economic and market circumstances.

        We have recently experienced significant impairment charges and fair value adjustments. We recognized impairment charges and fair value adjustments on aircraft of $0.1 billion and $1.5 billion for the six months ended June 30, 2011 and the year ended December 31, 2010, respectively. These impairment charges and fair value adjustments primarily reflected the sale of aircraft in 2010, the December 2010 announcement by Airbus of the new narrowbody A320neo family aircraft with new fuel-efficient engine options and general economic and airline industry conditions. We continue to manage our fleet by ordering new aircraft with high customer demand and optimize our returns on our older aircraft either by follow-on leases, sales or part-outs. As newer and more fuel-efficient aircraft enter the marketplace, we may incur additional impairment charges on older aircraft remaining in our fleet. The potential for impairment or fair value adjustments could be material to our results of operations for an individual period.

  Selling, General and Administrative Expenses

        Our principal selling, general and administrative expenses consist of expenses related to the repossession of aircraft on lease, personnel expenses, including salaries, share-based compensation charges, employee benefits, professional and advisory costs and office and travel expenses. The level of our selling, general and administrative expenses is influenced primarily by lessee default resulting in the repossession of aircraft, the frequency of lease transitions and the associated costs, the number of employees and the extent of transactions or ventures we pursue which require the assistance of outside professionals or advisors.

  Other Expenses

        Other expenses consist primarily of lease related charges and provision for credit losses on notes receivable. Our lease related charges consist primarily of the write-off of lease incentives, straight-line lease adjustments and maintenance reserve adjustments that we incur when we sell an aircraft prior to the end of the lease.

        Our provision for credit losses on notes receivable consists primarily of provisions we establish to reduce the carrying value of our notes receivable to estimated collectible levels. Management reviews all outstanding notes that are in arrears to determine whether we should reserve for, or write off any portion of, the notes receivable. In this process, management evaluates the collectability of each note and the value of the underlying collateral, if any, by discussing relevant operational and financial issues facing the lessees with our marketing executives. As of June 30, 2011, amounts in arrears were immaterial.

        The primary factors affecting our other operating expenses are the sale of aircraft prior to the end of a lease, which may result in lease related costs, and lessee defaults, which may result in additional provisions for doubtful notes receivable.

Critical Accounting Policies and Estimates

        Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the U.S., or GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On a recurring basis, we evaluate our estimates, including those related to revenue, overhaul rentals, flight equipment, derivatives, fair value measurements, and income tax contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions. A summary of our significant accounting policies is presented in Note B of Notes to Consolidated Financial Statements in our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010. We believe the following critical accounting policies could have a significant impact on our results of operations, financial position and financial statement disclosures, and may require subjective and complex estimates and judgments.

  Flight Equipment

        Flight equipment under operating lease is our largest asset class, representing over 88% of our consolidated assets as of June 30, 2011 and December 30, 2010 and 2009.

        Depreciable Lives and Residual Values.    We generally depreciate passenger aircraft, including those acquired under capital leases, using the straight-line method over a 25-year life from the date of manufacture to a 15% residual value. For freighter aircraft, depreciation is computed using the straight-line method to a zero residual value over its useful life of 35 years. We review the residual value assumptions of our aircraft periodically to determine if the residual values are appropriate, including aircraft that have been impaired and aircraft that are out of production. When residual value assumptions change we adjust our depreciation rates on a prospective basis. Any change in the assumption of useful life or residual values could have a significant impact on our results of operations.

        Impairment Charges on Flight Equipment Held for Use.    Management evaluates flight equipment under operating leases for recoverability on a recurring basis. Management evaluates quarterly the need to perform a recoverability assessment of held for use aircraft considering the requirements under GAAP and performs this assessment at least annually for all aircraft in our fleet. Recurring recoverability assessments are performed whenever events or changes in circumstances indicate that the carrying amount of our aircraft may not be recoverable, which may require us to change our assumptions related to future estimated cash flows. These events or changes in circumstances considered include potential sales, changes in contracted lease terms, changes in the status of a lease, re-lease, not subject to lease, changes in portfolio strategies, changes in demand for a particular aircraft type and changes in economic and market circumstances. The determination of whether a recoverability assessment must be performed and the performance of the recoverability assessment require significant judgments and estimates.

        A recoverability assessment is performed by comparing the estimated future cash flows expected to be generated by the aircraft on an undiscounted basis to the carrying value of the aircraft and is assessed at the lowest level of identifiable cash flows, which for us is usually at the individual aircraft level. If the estimated aggregate future undiscounted cash flows exceed the carrying value of the aircraft, the carrying value of the aircraft is considered recoverable and no impairment is recorded. If the carrying value of the aircraft exceeds the estimated aggregate future undiscounted cash flows, the aircraft is deemed not recoverable, and management is required to determine the aircraft's fair value and record an impairment charge equal to the difference between the carrying value of the aircraft and its fair value. When determining recoverability of aircraft in accordance with GAAP, management does not consider materiality. We only record an impairment loss if and when the carrying value of the aircraft exceeds the aircraft's estimated aggregate future undiscounted cash flows.

        The undiscounted cash flows in the recoverability assessment consist of cash flows from currently contracted leases, future projected lease cash flows, including contingent rentals and an estimated disposition value, as appropriate, for each aircraft. Management is very active in the aircraft leasing industry and develops the assumptions used in the recoverability assessment based on its knowledge of active lease contracts, current and future expectations of the global demand for a particular aircraft type and historical experience in the aircraft leasing market and aviation industry, as well as information received from third party industry sources. The assumptions of undiscounted cash flows developed are estimates and may change due to: (i) changes in contracted lease rates due to restructuring of lease payments and terms of leases and changes in lease term due to early termination and extension of leases; (ii) changes in future lease rates and residual values due to demand for a particular aircraft type caused by risk factors affecting the airline industry; (iii) changes in lease rates and disposition values caused by the global economic environment; (iv) changes in the anticipated time period that an aircraft can be economically leased; (v) changes in the timing of disposal or planned disposal of aircraft in the fleet; and (vi) changes in how the aircraft will be deployed in our business. In the event that an aircraft does not meet the recoverability assessment, the aircraft will be recorded at fair value in accordance with our Fair Value Policy resulting in an impairment charge. Our Fair Value Policy is described below under "—Fair Value Measurements."

        In our recoverability assessment we identify aircraft in our fleet that are most susceptible to impairment, which are those aircraft that management considers to have estimated future undiscounted cash flows that are sufficiently close to their carrying values, but not less than their carrying values, that warrant further evaluation. These aircraft are typically older, less in demand aircraft that generally have lower lease rates and shorter lease terms and are therefore more sensitive to changes in the estimates of future undiscounted cash flows. As of June 30, 2011, we had identified 44 aircraft as being susceptible to failing the recoverability test. These aircraft had a net book value of approximately $2.0 billion at June 30, 2011. All of these aircraft passed the recoverability assessment with aggregate undiscounted cash flows exceeding the carrying value of aircraft between 0.1% and 102.7%, which represents a 16.2% excess above the net carrying value of those aircraft. Management believes that the carrying values at June 30, 2011 of these aircraft are supported by the estimated future undiscounted cash flows expected to be generated by each aircraft. As of December 31, 2010, we identified 63 aircraft that were most susceptible to failing the recoverability assessment. Of the 63 aircraft identified, nine aircraft did not pass the full undiscounted recoverability assessment and a corresponding impairment was recognized for the year ended December 31, 2010. The remaining 61 aircraft passed the recoverability assessment with undiscounted cash flows exceeding the carrying value of aircraft from 0.2% to 197% which represents a 22% aggregate excess above the aggregate net carrying value of those aircraft. These 61 aircraft had an aggregate net carrying value of approximately $3.4 billion at December 31, 2010.

        A full recovery of the airline industry may not be imminent and lower future lease rates and increased costs associated with repossessing and redeploying aircraft may have a negative impact on our operating results in the future, including causing future potential aircraft impairment charges.

        Impairment Charges and Fair Value Adjustments on Flight Equipment Sold or to be Disposed.    Management evaluates quarterly the need to perform recoverability assessments of all contemplated aircraft sale transactions considering the requirements under GAAP. The recoverability assessment is performed if events or changes in circumstances indicate that it is more likely than not that an aircraft will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. Due to the significant uncertainties of potential sales transactions, management must use its judgment to evaluate whether a sale is more likely than not. The factors that management considers in its assessment include (i) the progress of the potential sales transactions through a review and evaluation of the sales related documents and other communications, including, but not limited to, letters of intent or sales agreements that have been negotiated or executed, (ii) our general or specific fleet strategies, liquidity requirements and other business needs and how those requirements bear on the likelihood of sale, and (iii) the evaluation of potential execution risks, including the source of potential purchaser funding and other execution risks. If the carrying value of the aircraft exceeds its estimated undiscounted cash flows, then an impairment charge or a fair value adjustment is recognized, depending on whether the aircraft meets the criteria for held for sale, in Selling, general and administrative, or if material, presented separately on our Consolidated Statements of Operations.

        The undiscounted cash flows in the more likely than not sales recoverability assessment will depend on the structure of the potential sale transaction and may consist of cash flows from currently contracted leases, including contingent rentals, and the estimated proceeds from sale. In the event that an aircraft does not meet the more likely than not sales recoverability assessment, the aircraft will be recorded at fair value, which in almost all of our potential sales transactions is based on the value of the sales transaction, resulting in an impairment charge. We record the impairment charges and fair value adjustments and other costs of sales in Selling, general and administrative, or if material, present it separately on our Consolidated Statements of Operations.

        Flight Equipment Held for Sale.    When determining whether to transfer flight equipment under operating leases to flight equipment held for sale, management evaluates all contemplated aircraft sale transactions to determine whether all the required criteria have been met under GAAP to classify aircraft as Flight equipment held for sale. Management uses judgment in evaluating these criteria. Due to the significant uncertainties of potential sale transaction, the held for sale criteria generally will not be met unless the aircraft is subject to a signed sale agreement, or management has made a specific determination and obtained appropriate approvals to sell a particular aircraft or group of aircraft. Aircraft classified as Flight equipment held for sale are recorded at the lower of their carrying amount or estimated fair value less estimated costs to sell. At the time aircraft are sold, or classified as Flight equipment held for sale, the cost and accumulated depreciation are removed from the related accounts.

  Lease Revenue

        We lease flight equipment principally under operating leases and recognize rental revenue ratably over the life of the lease. The difference between the rental revenue recognized and the cash received under the provisions of our leases is included in Lease receivables and other assets. Past-due rental revenue is recognized on the basis of management's assessment of collectability. Management monitors all lessees that are behind in lease payments and discusses relevant operational and financial issues faced by our lessees with our marketing executives to determine the amount of rental revenue to recognize for past due amounts. Our customers make lease payments in advance and we generally recognize rental revenue only to the extent we have received payments or hold security deposits.

        Overhaul Rentals.    Under the provisions of our leases, lessees are generally responsible for maintenance and repairs, including major maintenance (overhauls) over the term of the lease. Under the provisions of many of our leases, we receive overhaul rentals based on the usage of the aircraft. For certain airframe and engine overhauls, we reimburse the lessee for costs incurred up to, but not exceeding the overhaul rentals that the lessee has paid to us. We recognize overhaul rentals received as revenue, net of estimated overhaul reimbursements. We estimate expected overhaul reimbursements during the life of the lease, which estimate requires significant judgments. Management determines the estimated future overhaul reimbursement rate based on quantitative and qualitative information including: (i) changes in historical overhaul pay-out rates from period to period; (ii) trends in overhaul reimbursements identified during our quarterly aircraft expense review; (iii) trends in the historical overhaul pay-out percentages for expired leases; (iv) future trends in the industry, including the overhaul model; (v) future estimates of overhaul pay-out rates on leases scheduled to expire; (vi) changes in our business model or aircraft portfolio strategies; and (vii) other factors identified from time to time that effect the future overhaul pay-out percentages. The historical overhaul pay-out rate is subject to significant fluctuations. Using its judgment, management periodically evaluates its overhaul reimbursement rate, and adjusts overhaul rental revenue recognized accordingly. Additionally, as our average fleet age increases, the estimated future overhaul reimbursement rate may increase. If the actual overhaul reimbursements are different than our estimates, there could be a material impact on our results of operations in a given period.

  Derivative Financial Instruments

        We employ a variety of derivative instruments to manage our exposure to interest rate and foreign currency risks. Derivatives are recognized at their fair values on our consolidated balance sheets. Our derivative fair values are provided by AIG on a quarterly basis and we use an independent third party to validate such values for accuracy. When hedge accounting treatment is achieved for a derivative, the changes in fair value related to the effective portion of the hedge is recognized in other comprehensive income or in current period earnings, depending on the designation of the derivative as a cash flow hedge or a fair value hedge. The ineffective portion of the hedge is recognized in income. At the time the derivative is designated as a hedge, we select a method of effectiveness assessment, which we must use for the life of the hedge. We use the "hypothetical derivative method" for all of our hedges when we assess effectiveness. This method involves establishing a hypothetical derivative that mirrors the hedged item, but has a zero-value at the hedge designation date. The cumulative change in fair value of the actual hedge derivative instrument is compared to the cumulative change in the fair value of the hypothetical derivative. The difference between these two amounts is the calculated ineffectiveness and is recorded in current period earnings.

  Fair Value Measurements

        Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We measure the fair values of our derivatives on a recurring basis. AIG provides us with the recurring fair value of our derivative instruments. AIG has established and documented a process for determining fair values. AIG's valuation model includes a variety of observable inputs, including contractual terms, interest rate curves, foreign exchange rates, yield curves, credit curves, measures of volatility, and correlations of such inputs. Valuation adjustments may be made in the determination of fair value. These adjustments include amounts to reflect counterparty credit quality and liquidity risk, and are as follows:

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  Credit Valuation Adjustment, or CVA.  The CVA adjusts the valuation of derivatives to account for nonperformance risk of our counterparty with respect to all net derivative assets positions. The CVA also accounts for our own credit risk, in the fair value measurement of all net derivative liabilities positions, when appropriate.

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  Market Valuation Adjustment, or MVA.  The MVA adjusts the valuation of derivatives to reflect the fact that we are an "end-user" of derivative products. As such the valuation is adjusted to take into account the bid-offer spread (the liquidity risk).

        We measure the fair value of aircraft on a non-recurring basis, when GAAP requires the application of fair value, including events or changes in circumstances that indicate that the carrying amounts of our aircraft may not be recoverable. We principally use the income approach to measure the fair value of our aircraft. The income approach is based on the present value of cash flows from contractual lease agreements and projected future lease payments, including contingent rentals where appropriate, which extend to the end of the aircraft's economic life in its highest and best use configuration, as well as a disposition value based on expectations of market participants. The cash flows used in the fair value estimate are consistent with those used in the recurring recoverability assessment for aircraft held for use and subject to the same judgments. See "—Flight Equipment—Impairment Charges on Flight Equipment Held for Use" above for further discussion.

  Income Taxes

        We are included in the consolidated federal income tax return of AIG. Our provision for federal income taxes is calculated on a separate return basis, adjusted to give recognition to the effects of net operating losses, foreign tax credits and the benefit of the Foreign Sales Corporation, or FSC, and Extraterritorial Income Exclusion, or ETI, provisions of the Code to the extent we estimate that they would be realizable in AIG's consolidated return. To the extent the benefit of a net operating loss is not utilized in AIG's tax return, AIG reimburses us upon the expiration of the loss carry forward period as long as we are still included in AIG's consolidated federal tax return and the benefit would have been utilized if we had filed a separate consolidated federal income tax return. We calculate our provision using the asset and liability approach. This method gives consideration to the future tax consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities based on currently enacted tax rates. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates was recognized in income in the period that includes the enactment date.

        We have had uncertain tax positions consisting primarily of FSC and ETI benefits. We recognize an uncertain tax benefit only to the extent that it was more likely than not that the tax position would be sustained on examination by the taxing authorities, based on the technical merits of the position.

Results of Operations

  Six Months Ended June 30, 2011 Versus 2010

        Flight Equipment.    During the six months ended June 30, 2011, we had the following activity related to flight equipment under operating leases:

Number of Aircraft
Flight equipment under operating leases at December 31, 2010	933
Aircraft purchases	4
Aircraft sold from Flight equipment under operating leases	(5)
Aircraft designated for part-out and transferred to Interest and other	(1)
Aircraft transferred from Flight equipment held for use to Flight equipment held for sale	(1)
Aircraft transferred from Flight equipment held for sale to Flight equipment held for use	3

Flight equipment under operating leases at June 30, 2011	933

        Income before Income Taxes.    Our income before income taxes increased approximately $147.7 million for the six month period ended June 30, 2011 as compared to the same period in 2010, because of lower impairment charges and fair value adjustments for the first six months of 2011 compared to the first six months of 2010, which were partially offset by (i) a decrease in rental revenue of approximately 5.9% due to a net decrease in the average number of our fleet to 933 aircraft at June 30, 2011, as compared to 981 aircraft at June 30, 2010, as a result of aircraft sales, and lower lease rates on used aircraft; (ii) a $61.1 million loss on extinguishment of debt in 2011 as a result of the tender offers we completed in June 2011 and (iii) an increase in interest expense of approximately $72.0 million for the six months ended June 30, 2011 compared to the same period in 2010 due to a 1.14% increase in our average effective cost of borrowing, partly offset by a $4.1 billion decrease in average debt outstanding. See below for a more detailed discussion of the effects of each item affecting income for the six months ended June 30, 2011, as compared with the same period in 2010.

        Rental of Flight Equipment.    Revenues from rentals of flight equipment decreased 5.9% to $2,252.4 million for the six months ended June 30, 2011, from $2,393.7 million for the same period in

2010. The average number of aircraft in our fleet decreased to 933 at June 30, 2011, compared to 981 at June 30, 2010, primarily due to reclassification of aircraft to Flight equipment held for sale and sales of aircraft from our leased fleet. We sold 67 aircraft from June 30, 2010 through June 30, 2011. Revenues from rentals of flight equipment decreased by (i) $93.8 million due to aircraft in service during the six months ended June 30, 2010, and sold prior to June 30, 2011; (ii) $56.5 million due to a decrease in lease rates on aircraft in our fleet during both periods, that were re-leased or had lease rates change between the two periods; and (iii) $16.0 million due to lost revenue relating to aircraft in transition between lessees primarily resulting from repossessions of aircraft. These revenue decreases were partly offset by increases of (i) $12.8 million due to an increase in the aggregate number of hours flown on which we collect overhaul revenue; and (ii) $12.2 million due to the addition of four new aircraft to our fleet after June 30, 2010, and aircraft in our fleet as of June 30, 2010, that earned revenue for a greater number of days during the six months ended June 30, 2011, than during the same period in 2010.

        At June 30, 2011, 13 customers operating 42 aircraft were two or more months past due on $24.2 million of lease payments relating to some of those aircraft. Of this amount, we recognized $22.4 million in rental income through June 30, 2011. In comparison, at June 30, 2010, 14 customers operating 51 aircraft were two or more months past due on $19.9 million of lease payments relating to some of those aircraft, $14.7 million of which we recognized in rental income through June 30, 2010.

        In addition, one of our customers, P.T. Mandala Airlines, that operated two of our owned aircraft, ceased operations on January 13, 2011. At June 30, 2011, we had leased both aircraft to other airlines. Two aircraft in our fleet were not subject to a signed lease agreement or a signed letter of intent at June 30, 2011.

        Flight Equipment Marketing and Gain on Aircraft Sales.    In addition to our leasing operations, we engage in the marketing of our flight equipment throughout the lease term, as well as the sale of third party owned flight equipment and other marketing services on a principal and commission basis. Flight equipment marketing and gain on aircraft sales consisted primarily of sales of aircraft parts and remained relatively constant between the periods.

        Interest and Other Revenue.    Interest and other revenue increased to $38.8 million for the six months ended June 30, 2011, compared to $21.8 million for the same period in 2010 due to (i) $10.0 million of other income related to the extension of our evaluation period of aircraft under order (see Note O of Notes to Unaudited Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011); (ii) a $10.6 million increase in foreign exchange gain, net of losses; and (iii) a $2.2 million increase in payment from bankruptcy claims. These increases were partially offset by (i) a decrease in interest and dividend revenue of $5.2 million driven by paydowns of our notes receivable principal balance; (ii) a $0.5 million decrease in forfeitures of security deposits due to lessees' non-performance under leases; and (iii) other minor changes aggregating $0.1 million.

        Interest Expense.    Interest expense increased to $814.6 million for the six months ended June 30, 2011, compared to $742.6 million for the same period in 2010 due to a 1.14% increase in our average effective cost of borrowing, partially offset by a decrease in average debt outstanding (excluding the effect of debt discount and foreign exchange adjustments) to $26.5 billion during the six months ended June 30, 2011, compared to $30.6 billion during the same period in 2010.

        Effect from Derivatives, Net of Change in Hedged Items Due to Changes in Foreign Exchange Rates.    We recorded derivative related charges aggregating $2.1 million for the six months ended June 30, 2011, compared to $44.8 million for the same period in 2010. The decrease is primarily due to losses recorded in the six months ended June 30, 2010, consisting of $15.4 million related to swaps that matured and $28.1 million related to changes in market values of economic hedges, compared to ineffectiveness of cash flow hedges and changes in market values of economic hedges aggregating

$0.2 million for the same period in 2011. See Note H of Notes to Unaudited Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

        Depreciation.    Depreciation of flight equipment decreased 5.6% to $912.2 million for the six months ended June 30, 2011, compared to $965.9 million for the same period in 2010, due to a combination of sales of aircraft and impairment charges and fair value adjustments to our fleet.

        Aircraft Impairment Charges and Fair Value Adjustments on Flight Equipment Sold or to Be Disposed.    During the six months ended June 30, 2011 and 2010, respectively, we recorded the following aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed:

	Six Months Ended
	June 30, 2011		June 30, 2010
	Aircraft Impaired Or Adjusted	Impairment Charges and Fair Value Adjustments	Aircraft Impaired	Impairment Charges and Fair Value Adjustments
	(Dollars in millions)
Loss/(Gain)
Impairment charges and fair value adjustments on aircraft likely to be sold or sold	14	$148.1	2	$32.7	(b)
Fair value adjustments on held for sale aircraft sold or transferred from held for sale back to flight equipment under operating leases(a)	10	(3.5)	56	361.3
Impairment charges on aircraft designated for part-out	1	2.5	1	12.4

Total Impairment charges and fair value adjustments on flight equipment on flight equipment sold or to be disposed	25	$147.1	59	$406.4

(a)
Included in these amounts are net fair value credit adjustments related to aircraft previously held for sale, but which no longer met such criteria and were subsequently reclassified to Flight equipment under operating leases. Also included in these amounts are fair value credit adjustments related to sales price adjustments for aircraft that were previously held for sale and sold during periods presented.

(b)
In addition to two impaired aircraft, amount includes $0.5 million of charges related to aircraft that were initially impaired in prior periods, but upon which additional fair value adjustments were recorded during the six months ended June 30, 2010.

        Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed decreased to $147.1 million for the six months ended June 30, 2011, compared to $406.4 million for the same period in 2010. The decrease was primarily due to fewer aircraft sold or identified as likely to be sold at June 30, 2011, as compared to the same period in 2010. During the six months ended June 30, 2011, we recorded impairment charges and fair value adjustments on 25 aircraft, compared to 59 aircraft during the six months ended June 30, 2010. See Note E of Notes to Unaudited Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

        Aircraft Impairment Charges on Flight Equipment Held for Use.    For the six months ended June 30, 2011, we did not incur any charges related to Aircraft impairment on flight equipment held for use, compared to charges of $8.1 million for the same period in 2010.

        Loss on Extinguishment of Debt.    During the six months ended June 30, 2011, we issued unsecured senior notes and used a portion of the proceeds from these notes in cash tender offers to repurchase existing outstanding notes, incurring a loss of $61.1 million from the early extinguishment of debt. See Note G of Notes to Unaudited Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased to $94.8 million for the six months ended June 30, 2011, compared to $76.6 million for the same period in 2010 due to (i) an $11.6 million increase in aircraft related costs; (ii) a $12.0 million increase in salaries and employee related benefits due to an increase in employees from 182 at June 30, 2010 to 214 at June 30, 2011, and an increase in performance incentives; (iii) a $5.2 million increase relating to professional costs in connection with strategic initiatives; and (iv) other minor changes aggregating an increase of $0.7 million. These increases were partially offset by $11.3 million, $8.3 million of which was an out-of-period adjustment primarily relating to the forfeiture of share-based deferred compensation awards for certain employees that terminated their employment with us in 2010. See Note A of Notes to Unaudited Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

        Other Expenses.    Other expenses for the six months ended June 30, 2011 consisted of:

  •
  $20 million of contract cancellation costs. We eliminated the economic effect of the $20 million expense by negotiating with our manufacturer vendors to recover these costs. The recovery will be in two payments. One of these payments is related to a 2007 agreement with one manufacturer for us to extend our evaluation period of aircraft under order until at least 2010. This payment is contingent upon our cancelling of the aircraft order and is not contingent on placing any new order with the manufacturer. As a result of the cancellation of that aircraft order in March 2011, we recorded the related payment receivable of $10 million in Interest and other in the condensed, consolidated statements of operations for the six months ended June 30, 2011. The second payment of $10 million is related to an agreement with another manufacturer, which among other contractual items includes a provision to reimburse us for the remaining costs associated with the March 2011 order cancellation. The reimbursement payment will be recognized as a reduction of the cost basis of future aircraft deliveries, as we determined the payment is connected with the purchase of such aircraft.

  •
  $12.2 million of aggregate charges related to the write down of three notes receivable.

        The charges were partially offset by $2.5 million of lease related income, net of lease charges.

        Other expenses for the six months ended June 30, 2010, consisted of $87.5 million of aggregated lease related costs we expensed as a result of agreements to sell leased aircraft to third parties.

        Provision for Income Taxes.    Our effective tax rate for the six months ended June 30, 2011, decreased to 34.5% from 36.9% for the same period in 2010. The decrease is primarily due to the $10.2 million out of period adjustment related to the forfeiture of share-based deferred compensation awards for certain employees that terminated their employment with us in 2010, recorded in the three months ended June 30, 2011, and discussed above. The $10.2 million out of period adjustment is treated as a permanent item for income taxes. Our effective tax rate continues to be impacted by minor permanent items and interest accrued on uncertain tax positions and prior period audit adjustments. Our reserve for uncertain tax positions increased by $37.7 million for the six-month period ended June 30, 2011, due to the continued uncertainty of tax benefits related to the FSC and ETI regimes, the benefits of which, if realized, would have a significant impact on our effective tax rate.

        Other Comprehensive Income.    Other comprehensive income decreased to $20.2 million for the six months ended June 30, 2011, compared to $74.5 million for the same period in 2010. This decrease was primarily due to maturities of swaps and changes in the market values on derivatives qualifying for and designated as cash flow hedges.

Year Ended December 31, 2010 Versus 2009

        Flight Equipment.    During the year ended December 31, 2010, we had the following activity related to Flight equipment under operating leases:

Number of Aircraft
Flight equipment under operating leases at December 31, 2009	993
Aircraft purchases	5
Aircraft sold from Flight equipment under operating leases(a)	(8)
Aircraft designated for part-out and transferred to Interest and other	(2)
Aircraft transferred from Flight equipment held for use to Flight equipment held for sale(b)	(60)
Aircraft reclassified from Net investment in finance and sales-type leases	7
Total loss	(2)

Flight equipment under operating leases at December 31, 2010	933

(a)
Includes two aircraft that were converted to sales-type leases.

(b)
As of December 30, 2010, 51 of these aircraft were sold to third parties.

        Income before Income Taxes.    Our income before income taxes decreased approximately $2.0 billion for the year ended December 31, 2010 as compared to the same period in 2009, primarily due to the following: (i) impairment charges and fair value adjustments and other lease related charges on aircraft we sold or agreed to sell during 2010 to generate liquidity to repay maturing debt obligations or as part of our ongoing fleet strategy; (ii) impairment charges related to our fleet held for use; and (iii) an increase in our cost of borrowing.

        Rental of Flight Equipment.    Revenues from net rentals of flight equipment decreased 4.1% to $4,726.5 million for the year ended December 31, 2010, from $4,928.3 million for the year ended December 31, 2009. The average number of aircraft in our fleet decreased to 963 for the year ended December 31, 2010, compared to 974 for the year ended December 31, 2009. Revenues from net rentals of flight equipment decreased (i) $206.8 million due to a decrease related to aircraft in service during the year ended December 31, 2009, and either transferred to Flight equipment held for sale or sold prior to December 31, 2010; (ii) $25.6 million due to a decrease in overhaul rentals recognized as a result of an increase in actual and expected overhaul related expenses partly offset by an increase in the number of leases with overhaul provisions; (iii) $63.9 million due to a decrease in lease rates on aircraft in our fleet during both periods, that were re-leased or had lease rate changes between the two periods; and (iv) $13.1 million due to lost revenue relating to aircraft in transition between lessees, primarily resulting from repossessions of aircraft from airlines. These revenue decreases were partially offset by a $107.6 million increase due to the addition of new aircraft to our fleet after December 31, 2009, and aircraft in our fleet as of December 31, 2009 that earned revenue for a greater number of days during the year ended December 31, 2010 than during the year ended December 31, 2009.

        At December 31, 2010, eight customers operating 22 aircraft were two or more months past due on $11.1 million of lease payments related to some of those aircraft. Of this amount, we recognized $10.1 million in rental income through December 31, 2010. In comparison, at December 31, 2009, 12 customers operating 25 aircraft were two or more months past due on $31.9 million of lease payments relating to some of those aircraft.

        In addition, four of our lessees filed for bankruptcy protection or ceased operations during 2010: (i) Skyservice Airlines Inc., operating one of our owned aircraft, ceased operations on March 31, 2010; (ii) Mexicana de Aviación, operating 12 of our owned aircraft, of which eight were leased from us and four were subleased from another one of our customers, filed for bankruptcy protection on August 2, 2010; (iii) Viking Airlines AB, operating one of our owned aircraft, ceased operations on October 15, 2010; and (iv) Eurocypria Airlines Limited, operating five of our owned aircraft, ceased operations on November 4, 2010. All aircraft in our fleet were subject to signed lease agreements or signed letters of intent at December 31, 2010.

        Flight Equipment Marketing and Gain on Aircraft Sales.    As part of our fleet strategy and to raise liquidity in 2010, we sold or agreed to sell 77 aircraft during the year ended December 31, 2010, two of which were accounted for as sales-type leases. For these aircraft, we recorded any impairments or adjustments to fair value in Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed. See below for variance analysis of impairment charges and fair value adjustments on flight equipment sold or to be disposed. In comparison, we sold nine aircraft during the same period in 2009, three of which were accounted for as a sales-type lease. Three of these nine transactions resulted in gains and are recorded in Flight equipment marketing and gain on aircraft sales. The impairment charges and fair value adjustments recorded on the remaining six aircraft are recorded in Aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed.

        Interest and Other Revenue.    Interest and other revenue increased to $61.7 million for the year ended December 31, 2010, compared to $58.2 million for the year ended December 31, 2009, due to (i) a $7.6 million increase in interest income related to our Notes receivable and Net investment in finance and sales-type leases; (ii) a $5.0 million increase in proceeds received related to total loss of aircraft; (iii) a $1.9 million increase in security deposits forfeitures related to nonperformance by customers; and (iv) other minor increases aggregating $4.1 million. The increases were partially offset by (i) a $7.8 million decrease in foreign exchange gains; and (ii) a $7.3 million decrease in revenues from variable interest entities, or VIEs, which we consolidated into our 2009 statement of operations and deconsolidated on January 1, 2010. See "—Variable Interest Entities" below for further discussion.

        Interest Expense.    Interest expense increased to $1,567.4 million for the year ended December 31, 2010, compared to $1,365.5 million for the year ended December 31, 2009, as a result of a 0.58% increase in our average effective cost of borrowing, partially offset by a decrease in average outstanding debt (excluding the effect of debt discount and foreign exchange adjustments) to $28.7 billion for the year ended December 31, 2010, compared to $31.1 billion for the year ended December 31, 2009.

        Effect from Derivatives, Net of Change in Hedged Items Due to Changes in Foreign Exchange Rates.    The effect from derivatives, net of change in hedged items due to changes in foreign exchange rates was a loss of $47.8 million and income of $21.5 million for the years ended December 31, 2010 and 2009, primarily due to ineffectiveness recorded on our derivative instruments designated as cash flow hedges. The income effect for the year ended December 31, 2010, also includes $15.4 million of losses on matured derivative contracts compared to gains on matured swaps of $9.7 million for the year ended December 31, 2009. If hedge accounting treatment is not applied during the entire life of the derivative, or the hedge is not perfectly effective for some part of its life, a gain or loss will be realized at the maturity of the swap. See Note Q of Notes to Consolidated Financial Statements in our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

        Depreciation.    Depreciation of flight equipment decreased to $1,954.9 million for the year ended December 31, 2010 compared to $1,959.4 million for the year ended December 31, 2009 due to a decrease in the cost of our fleet to $51.6 billion at December 31, 2010 from $57.7 billion at December 31, 2009. The cost of our fleet held for use was reduced by impairment charges recorded during the year and by aircraft being transferred from Flight equipment under operating leases to Flight equipment held for sale, and impairment charges resulting from our recurring recoverability analyses. See below for the variance analysis of impairment charges taken.

        Aircraft Impairment Charges and Fair Value Adjustments on Flight Equipment Sold or to Be Disposed.    During the years ended December 31, 2010 and 2009, respectively, we recorded the following aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed:

	Year Ended
	December 31, 2010		December 31, 2009
	Aircraft Impaired Or Adjusted	Impairment Charges and Fair Value Adjustments	Aircraft Impaired	Impairment Charges and Fair Value Adjustments
	(Dollars in millions)
Loss/(Gain)
Impairment charges and fair value adjustments on aircraft likely to be sold or sold	15	$155.1	5	$24.1
Fair value adjustments on held for sale aircraft sold or transferred from held for sale back to flight equipment under operating leases	60	369.8	2	10.6
Impairment charges on aircraft designated for part-out	2	25.1	—	—

Total Impairment charges and fair value adjustments on flight equipment on flight equipment sold or to be disposed	77	$550.0	7	$34.7

        We recorded impairment charges and fair value adjustments on flight equipment sold or to be disposed in the amount of $550.0 million for the year ended December 31, 2010, compared to charges of $34.7 million for the year ended December 31, 2009. During the year ended December 31, 2010, we recorded impairment charges and fair value adjustments aggregating $394.9 million related to aircraft that were either transferred to Flight equipment held for sale or designated for part-out. In addition, we recorded $155.1 million in impairment charges and fair value adjustments relating to aircraft that were deemed likely to be sold or sold. The charges for the year ended December 31, 2009 related to impairment charges and fair value adjustments on seven aircraft.

        Aircraft Impairment Charges on Flight Equipment Held For Use.    Aircraft impairment charges on flight equipment held for use increased to $948.7 million for the year ended December 31, 2010, from $52.9 million for the year ended December 31, 2009. On December 1, 2010, Airbus announced new fuel-efficient engine options for its narrowbody neo aircraft with expected deliveries starting in 2016. At December 31, 2010, we had identified 78 narrowbody aircraft in our fleet that may be negatively impacted by the introduction of the Airbus A320neo family aircraft, including Boeing 737-300/400/500/600, Airbus A320-200 aircraft with first generation engines and the Airbus A321-100. As part of our ongoing fleet assessment, we performed a recoverability analysis on those aircraft, using revised cash flow assumptions. Based on this recoverability analysis, 61 of these 78 aircraft were deemed impaired and we recorded impairment charges of approximately $557.4 million for the three months ended December 31, 2010.

        In addition to these charges, we recorded an additional $391.3 million impairment charges on 17 aircraft in our fleet as a result of our recurring recoverability analyses performed during the year. As of December 31, 2010, we had 13 passenger configured 747-400s and 11 A321-100s in our fleet. Management's estimate of the future lease rates for these aircraft types declined significantly in the third quarter of 2010. The decline in expected lease rates for the 747-400s was due to a number of unfavorable trends, including lower overall demand, as airlines replace their 747-400s with more efficient newer generation widebody aircraft. As a result, the current global supply of 747-400 aircraft that are for sale, or idle, has increased. It is expected that these unfavorable trends will persist. The decline in A321-100 lease rates is primarily due to continued and accelerated decrease in demand for this aircraft type, which is attributable to its age and limited mission application. The estimated undiscounted cash flows on the remaining 747-400's and A321-100's supported the current carrying value of these aircraft. During the year ended December 31, 2009, we recorded impairment charges aggregating $52.9 million relating to three aircraft in our fleet held for use. See Note D of Notes to Consolidated Financial Statements in our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased to $212.8 million for the year ended December 31, 2010, compared to $196.7 million for the year ended December 31, 2009, due to (i) $20.7 million higher pension expenses including out of period adjustments aggregating $20.2 million related to pension expenses covering employee services from 1996 to 2010 and not previously recorded; (ii) a $19.5 million increase in write-offs of notes receivable; and (iii) a $3.5 million increase in impairment charges related to spare parts inventory. These increases were partially offset by (i) a $14.5 million decrease in expenses from VIEs, which we consolidated into our 2009 statement of operations and deconsolidated January 1, 2010 as a result of our adoption of new guidance; (ii) a $10.6 million decrease in aircraft operating expenses stemming from a reduction in expenses realized related to repossessions of aircraft; and (iii) other minor changes aggregating a decrease of $2.5 million.

        Other Expenses.    Other expenses for the year ended December 31, 2010 of $91.2 million stem from lease related costs that were expensed as a result of agreements to sell aircraft to third parties that are currently under lease. There were no such comparable expenses for the year ended December 31, 2009.

        Provision for Income Taxes.    Our effective tax rate for the year ended December 31, 2010 is a tax benefit of 35.2%, as compared with a tax expense of 35.9% for the year ended December 31, 2009. Our effective tax rate continues to be impacted by minor permanent items and interest accrued on uncertain tax positions and prior period audit adjustments. Our reserve for uncertain tax positions increased by $59.5 million primarily due to the continued uncertainty of tax benefits related to the FSC and ETI regimes, the benefits of which, if realized, would have a significant impact on our effective tax rate.

        Other Comprehensive Income.    Accumulated other comprehensive loss was $58.9 million and $138.2 million at December 31, 2010 and 2009, respectively. Fluctuations in Accumulated other comprehensive income are primarily due to changes in market values of cashflow hedges. See Note I of Notes to the Consolidated Financial Statements in our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

Year Ended December 31, 2009 Versus 2008

        Income before Income Taxes.    Our income before income taxes increased approximately $301.4 million for the year ended December 31, 2009 as compared to the same period in 2008, primarily due to the following: (i) an increase of 5.3% in lease revenue due to a net increase in the average number of aircraft in our fleet to 974 at December 31, 2009, as compared to 928 at December 31, 2008 and (ii) a decrease in interest expense to $1,365.5 million in 2009 compared to $1,576.7 million in 2008 as a result of lower short-term interest rates and a decrease in average outstanding debt to $31.1 billion in 2009 compared to $31.5 billion in 2008. This increase in income before income taxes was partially offset by $86.3 million of aircraft impairment charges in 2009. No impairment charges were recorded in 2008.

        Rental of Flight Equipment.    Revenues from net rentals of flight equipment increased 5.3% to $4,928.3 million for the year ended December 31, 2009, from $4,678.9 million for the year ended December 31, 2008. The average number of aircraft in our fleet increased to 974 for the year ended

December 31, 2009, compared to 928 for the year ended December 31, 2008. Revenues from net rentals of flight equipment increased (i) $323.9 million due to the addition of new aircraft to our fleet after December 31, 2008, and aircraft in our fleet as of December 31, 2008, that earned revenue for a greater number of days during the year ended December 31, 2009, than during the year ended December 31, 2008; (ii) $2.9 million due to a straight-line adjustment taken in 2008, which decreased the 2008 lease revenue; and (iii) $7.0 million due to lower charges taken related to the early termination of six lease agreements in 2009 compared to ten lease agreements in 2008. These revenue increases were partially offset by (i) a $6.1 million decrease in overhaul rentals recognized due to an increase in actual and expected overhaul related expenses partly offset by an increase in the number of leases with overhaul provisions for the year ended December 31, 2009; (ii) a $37.7 million decrease due to lower lease rates on aircraft in our fleet during both periods, that were re-leased or had lease rate changes between the two periods; (iii) a $25.8 million decrease in lost revenue relating to aircraft in transition between lessees, primarily resulting from repossessions of aircraft from airlines who filed for bankruptcy protection or ceased operations; and (iv) a $14.8 million decrease related to aircraft in service during the year ended December 31, 2008, and sold prior to December 31, 2009.

        At December 31, 2009, 12 customers operating 25 aircraft were two or more months past due on $31.9 million of lease payments relating to some of those aircraft.

        In addition, three of our customers ceased operations during 2009: FlyLAL—Lithuanian Airlines, Myair.com S.p.A., and Globespan Airways Ltd. These customers operated nine of our aircraft. Eight aircraft in our fleet were not subject to a signed lease agreement or a signed letter of intent at December 31, 2009.

        Flight Equipment Marketing and Gain on Aircraft Sales.    We recorded revenue of $15.5 million from flight equipment marketing and gain on aircraft sales for the year ended December 31, 2009, compared to $46.8 million for the year ended December 31, 2008.

        Interest and Other Revenue.    Interest and other revenue decreased to $58.2 million for the year ended December 31, 2009, compared to $98.3 million for the year ended December 31, 2008, due to (i) a $20.3 million decrease in interest income which was directly related to customers paying down principal balances of Notes receivable and Net investment in finance and sales-type leases during 2009 and a decrease in interest rates; (ii) a $15.1 million decrease in security deposits forfeitures related to nonperformance by customers; (iii) an $8.1 million decrease in settlement and sales of claims against bankrupt airlines; (iv) a $7.3 million decrease in revenues related to our consolidated noncontrolled VIEs; and (v) other minor decreases aggregating $3.9 million. The decreases were offset by (i) a $9.2 million increase in foreign exchange gains; and (ii) a $5.4 million increase in proceeds received in excess of book value related to a loss of an aircraft.

        Interest Expense.    Interest expense decreased to $1,365.5 million in 2009 compared to $1,576.7 million in 2008 as a result of lower short-term interest rates and a decrease in average outstanding debt to $31.1 billion in 2009 compared to $31.5 billion in 2008. Our average effective cost of borrowing decreased to 4.46% at December 31, 2009, from 4.87% at December 31, 2008.

        Effect from Derivatives, Net of Change in Hedged Items Due to Changes in Foreign Exchange Rates.    The effect from derivatives, net of change in hedged items due to changes in foreign exchange rates was income of $21.5 million and expenses of $39.9 million for the years ended December 31, 2009 and 2008, respectively. The income effect for the year ended December 31, 2009, includes $9.7 million of gains on matured swaps compared to losses on matured swaps of $22.1 million for the year ended December 31, 2008. If hedge accounting treatment is not applied during the entire life of the derivative, or the hedge is not perfectly effective for some part of its life, a gain or loss will be realized at the maturity of the swap. See Note Q of Notes to Consolidated Financial Statements in our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

        Depreciation.    Depreciation of flight equipment increased 5.1% to $1,959.4 million for the year ended December 31, 2009, compared to $1,864.7 million for the year ended December 31, 2008 due to the addition of new aircraft to our leased fleet, which increased the total cost of the fleet to $57.7 billion at December 31, 2009 from $55.4 billion at December 31, 2008.

        Aircraft Impairment Charges and Fair Value Adjustments on Flight Equipment Sold or to be Disposed.    During the year ended December 31, 2009, we recorded the following aircraft impairment charges and fair value adjustments on flight equipment sold or to be disposed (no impairment charges were recorded during the year ended December 31, 2008):

	Year Ended December 31, 2009
	Aircraft Impaired	Impairment Charges and Fair Value Adjustments
	(dollars in millions)
Loss/(Gain)
Impairment charges and fair value adjustments on aircraft likely to be sold or sold	5	$24.1
Fair value adjustments on held for sale aircraft sold or transferred from held for sale back to flight equipment under operating leases	2	10.6
Impairment charges on aircraft designated for part-out	—	—

Total Impairment charges and fair value adjustments on flight equipment on flight equipment sold or to be disposed	7	$34.7

        Aircraft Impairment Charges on Flight Equipment Held For Use.    During the year ended December 31, 2009, we recorded impairment charges aggregating $52.9 million relating to three aircraft in our fleet held for use. We had no impairment charges on flight equipment held for use during the year ended December 31, 2008.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased to $196.7 million for the year ended December 31, 2009, compared to $183.4 million for the year ended December 31, 2008, due to (i) a $10.2 million increase in salary and employee related expenses, including accrued and unpaid performance incentive and retention bonuses; (ii) a $9.4 million increase in operating expenses to support our growing fleet; and (iii) other minor increases aggregating $0.6 million. The increases were offset by (i) a $4.5 million decrease in write downs of notes receivable and (ii) a $2.4 million decrease in expenses related to our consolidated noncontrolled VIEs.

        Other Expenses.    Other expenses for the year ended December 31, 2008, consisted of (i) a charge of $18.1 million related to a write down of a secured note to fair value (see Note E of Notes to Consolidated Financial Statements in our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010) and (ii) a charge of $28.5 million related to a notes receivable secured by aircraft which became uncollectible when Alitalia filed for bankruptcy protection and rejected the leases of the aircraft securing the note. The charge reflects the difference between the fair market value of the aircraft received and the net carrying value of the note.

        Provision for Income Taxes.    Our effective tax rate for the years ended December 31, 2009 and 2008 remained relatively constant. Our effective tax rate continues to be impacted by minor permanent items and interest accrued on uncertain tax positions and prior period audit adjustments. Our reserve for uncertain tax positions increased by $44.3 million primarily due to the continued uncertainty of tax benefits related to the FSC and ETI regimes, the benefits of which, if realized, would have a significant impact on our effective tax rate.

        In 2002 and 2003 we participated in certain tax planning activities with our parent, AIG and related entities, which provided certain tax and other benefits to the AIG consolidated group. As a result of our participation, our liability to pay tax under our tax sharing agreement increased. AIG agreed to defer $245.0 million of this liability until 2007 ($160.0 million) and 2010 ($85.0 million). The liability is recorded in Tax benefit sharing payable to AIG on our Consolidated Balance Sheets.

        Other Comprehensive Income.    Accumulated other comprehensive loss was $138.2 million and $168.1 million at December 31, 2009 and 2008, respectively. Fluctuations in Accumulated other comprehensive income are primarily due to changes in market values of cashflow hedges. See Note I of Notes to Consolidated Financial Statements in our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

Liquidity

        We generally fund our operations, including aircraft purchases, through available cash balances, internally generated funds, including aircraft sales, and debt financings. We borrow funds to purchase new and used aircraft, make progress payments during aircraft construction and pay off maturing debt obligations. These funds are borrowed both on a secured and unsecured basis from various sources. Our liquidity management strategy is to align our future debt maturities more closely with future operating cash flows. Consistent with this strategy, we used approximately $1.75 billion of the approximately $2.2 billion net proceeds generated from our issuance on May 24, 2011 of $2.25 billion of unsecured notes with maturity dates in 2016 and 2019 to purchase existing notes maturing in 2012 and 2013 with an aggregate principal amount of approximately $1.67 billion through tender offers we completed on June 17, 2011. As a result of these liquidity initiatives, we have extended our debt maturities from a weighted average of 4.3 years as of December 31, 2008 to a weighted average of 5.7 years as of June 30, 2011.

        During the six months ended June 30, 2011, we entered into a new three-year $2.0 billion unsecured revolving credit facility and, through a non-restricted subsidiary, entered into a secured term loan agreement for approximately $1.3 billion, which was subsequently increased to approximately $1.5 billion of lender commitments. The $1.5 billion becomes available to us as we transfer aircraft into certain non-restricted subsidiaries. The obligations of the subsidiary borrower under the secured term loan agreement are guaranteed on an unsecured basis by us and on a secured basis by the subsidiaries holding the aircraft, as described in greater detail under "—Debt Financings—Other Secured Financing Arrangements." At August 26, 2011, we had not drawn on our unsecured revolving credit agreement and funds aggregating $861 million had been advanced to the subsidiary borrower under the secured term loan.

        We generated cash flows from operations of approximately $1.2 billion for the six months ended June 30, 2011. During the six months ended June 30, 2011, we repaid approximately $2.8 billion of maturing debt and repaid an additional $200 million under our credit facility dated as of October 13, 2006, with current maturity dates in October 2011 and 2012. We had approximately $2.1 billion in cash and cash equivalents that remained available for use in our operations at June 30, 2011. We also had approximately $421 million of cash restricted from use in our operations at June 30, 2011, as described elsewhere herein.

        We are restricted from incurring debt pursuant to the Master Transaction Agreement between AIG and the Department of the Treasury, among others. Any new issuance of debt by us or our subsidiaries is subject to the consent of the Department of the Treasury if, after giving effect to the incurrence of the debt and use of proceeds therefrom, we and our subsidiaries increase our net indebtedness by more than $1 billion compared to the same date in the previous year, or compared to December 8, 2010, if the measurement is made before December 8, 2011. We cannot predict whether the Department of the Treasury will consent to us incurring debt in excess of this amount.

        Our bank credit facilities and indentures also limit our ability to incur secured indebtedness. The most restrictive covenant in our bank credit facilities permits us and our subsidiaries to incur secured indebtedness totaling up to 30% of our consolidated net tangible assets, as defined in the credit agreement, minus $2.0 billion, which limit currently totals approximately $10.0 billion. As of August 26, 2011, we were able to incur an additional $4.0 billion of secured indebtedness under this covenant. Our debt indentures also restrict us and our subsidiaries from incurring secured indebtedness in excess of up to 12.5% of our consolidated net tangible assets, as defined in the indentures. However, we may obtain secured financing without regard to the 12.5% consolidated net tangible asset limit under our indentures by doing so through subsidiaries that qualify as non-restricted under such indentures.

        In addition to addressing our liquidity needs through debt financings, we may also pursue potential aircraft sales. During the six months ended June 30, 2011, we sold 11 aircraft for approximately $235 million in gross proceeds in connection with our ongoing fleet management strategy. In evaluating potential sales, we balance the need for funds with the long-term value of holding aircraft and our long-term prospects. Furthermore, we would need approval from the Department of the Treasury if we or any of our subsidiaries entered into sales transactions with aggregate consideration exceeding $2.5 billion during any twelve month period. We cannot predict whether the Department of the Treasury would consent to any future aircraft sales if their consent were required.

        We believe the sources of liquidity mentioned above, together with our cash generated from operations, will be sufficient to operate our business and repay our debt maturities for at least the next twelve months.

Debt Financings

        We have borrowed funds on both a secured and unsecured basis from various sources. During the six months ended June 30, 2011, we (i) issued $2.25 billion of unsecured notes under our shelf registration statement; (ii) entered into a new three-year $2.0 billion unsecured revolving credit facility; and (iii) entered into a secured term loan agreement with commitments of approximately $1.3 billion, which commitments were subsequently increased to approximately $1.5 billion, as further discussed below under "—Unsecured Bank Debt" and "—Other Secured Financing Arrangements." At August 26, 2011, we had not drawn on the revolving credit facility and funds aggregating $861 million had been advanced to the subsidiary borrower under the secured term loan agreement.

        Our debt financing was comprised of the following at June 30, 2011 and December 31, 2010:

	June 30, 2011	December 31, 2010
	(Dollars in thousands)
Secured
Senior secured bonds	$3,900,000	$3,900,000
ECA financings	2,549,627	2,777,285
Bank debt(a)	1,601,973	1,601,658
Other secured financings	1,300,000	1,300,000
Less: Deferred debt discount	(19,901)	(22,309)

	9,331,699	9,556,634
Unsecured
Bonds and Medium-Term Notes	14,870,562	16,810,843
Bank debt	207,000	234,600
Less: Deferred debt discount	(42,977)	(47,977)

	15,034,585	16,997,466

Total Senior Debt Financings	24,366,284	26,554,100
Subordinated Debt	1,000,000	1,000,000

	$25,366,284	$27,554,100

Selected interest rates and ratios which include the economic effect of derivative instruments:
Effective cost of borrowing	5.87%	5.03%
Percentage of total debt at fixed rates	78.08%	79.30%
Effective cost of borrowing on fixed rate debt	6.08%	6.38%
Bank prime rate	3.25%	3.25%

(a)
Of this amount, $105.4 million (2011) and $113.7 million (2010) is non-recourse to ILFC. These secured financings were incurred by variable interest entities, or VIEs, and consolidated into our consolidated financial statements.

        The above amounts represent the anticipated settlement of our outstanding debt obligations as of June 30, 2011 and December 31, 2010. Certain adjustments required to present currently outstanding hedged debt obligations have been recorded and presented separately on our consolidated balance sheets, including adjustments related to foreign currency hedging and interest rate hedging activities.

        For some of our secured debt financings, we created direct and indirect wholly owned subsidiaries for the purpose of purchasing and holding title to aircraft, and we then pledged the equity of those subsidiaries as collateral. These subsidiaries have been designated as non-restricted subsidiaries under our indentures and meet the definition of a VIE. We have determined that we are the primary beneficiary of such VIEs and, accordingly, we consolidate such entities into our consolidated financial statements. See Note N of Notes to Unaudited Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 for more information on VIEs.

        At June 30, 2011 approximately $21 billion of our flight equipment was pledged as collateral for the $9.3 billion of secured debt outstanding.

        Our debt agreements contain various affirmative and restrictive covenants, as described in greater detail below. As of June 30, 2011, we were in compliance with the covenants in its debt agreements.

Senior Secured Bonds

        On August 20, 2010, we issued $3.9 billion of senior secured notes, with $1.35 billion maturing in September 2014 and bearing interest of 6.5%, $1.275 billion maturing in September 2016 and bearing interest of 6.75%, and $1.275 billion maturing in September 2018 and bearing interest of 7.125%. The notes are secured by a designated pool of aircraft, initially consisting of 174 aircraft and their related leases. In addition, two of our subsidiaries, which either own or hold leases of aircraft included in the pool securing the notes, have guaranteed the notes. We can redeem the notes at any time prior to their maturity, provided we give notification between 30 to 60 days prior to the intended redemption date and subject to a penalty of the greater of 1% of the outstanding principal amount and a "make-whole" premium. There is no sinking fund for the notes.

        The indenture governing the senior secured notes contains customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to: (i) create liens; (ii) sell, transfer or otherwise dispose of assets; (iii) declare or pay dividends or acquire or retire shares of our capital stock; (iv) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (v) make investments in or transfer assets to non-restricted subsidiaries; and (vi) consolidate, merge, sell or otherwise dispose of all, or substantially all, of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior secured notes may immediately become due and payable.

Export Credit Facilities

        We entered into ECA facility agreements in 1999 and 2004 through certain direct and indirect wholly owned subsidiaries that have been designated as non-restricted subsidiaries under our indentures. The 1999 and 2004 ECA facilities were used to fund purchases of Airbus aircraft through 2001 and June 2010, respectively. New financings are no longer available to us under either ECA facility.

        As of June 30, 2011, approximately $2.5 billion was outstanding under the 2004 ECA facility and no loans were outstanding under the 1999 ECA facility. The interest rates on the loans outstanding under the 2004 ECA facility are either fixed or based on LIBOR and ranged from 0.37% to 4.71% at June 30, 2011. The net book value of the aircraft purchased under the 2004 ECA facility was $4.4 billion at June 30, 2011. The loans are guaranteed by various European ECAs. We collateralized the debt with pledges of the shares of wholly owned subsidiaries that hold title to the aircraft financed under the facilities.

        Because of our current long-term debt ratings, the 2004 ECA facility requires us to segregate security deposits, overhaul rentals and rental payments received for aircraft with loan balances outstanding under the 2004 ECA facility. The segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt under the 2004 ECA facility. The segregated funds are deposited into separate accounts pledged to and controlled by the security trustee of the facility. In addition, we must register the existing individual mortgages on certain aircraft funded under both the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective aircraft are registered. The mortgages are only required to be filed with respect to aircraft that have outstanding loan balances or otherwise as agreed in connection with the cross-collateralization agreement described below. At June 30, 2011, we had segregated security deposits, overhaul rentals and rental payments aggregating approximately $397 million related to aircraft funded under the 2004 ECA facility. The segregated amounts will fluctuate with changes in security deposits, overhaul rentals, rental payments and debt maturities related to the aircraft funded under the 2004 ECA facility.

        During the first quarter of 2010, we entered into agreements to cross-collateralize the 1999 ECA facility with the 2004 ECA facility. As part of such cross-collateralization we (i) guaranteed the obligations under the 2004 ECA facility through our subsidiary established to finance Airbus aircraft under the 1999 ECA facility; (ii) agreed to grant mortgages over certain aircraft financed under the 1999 ECA facility and security interests over other collateral related to the aircraft financed under the 1999 ECA facility to secure the guaranty obligation; (iii) accepted a loan-to-value ratio (aggregating the loans and aircraft from the 1999 ECA facility and the 2004 ECA facility) of no more than 50%, in order to release liens (including the liens incurred under the cross-collateralization agreement) on any aircraft financed under the 1999 or 2004 ECA facilities or other assets related to the aircraft; and (iv) agreed to allow proceeds generated from certain disposals of aircraft to be applied to obligations under the 2004 ECA facility.

        We also agreed to additional restrictive covenants relating to the 2004 ECA facility, restricting us from (i) paying dividends on our capital stock with the proceeds of asset sales and (ii) selling or transferring aircraft with an aggregate net book value exceeding a certain disposition amount, which is currently approximately $10.3 billion. The disposition amount will be reduced by approximately $91.4 million at the end of each calendar quarter during the effective period. The covenants are in effect from the date of the agreement until December 31, 2012. A breach of these restrictive covenants would result in a termination event for the ten loans funded subsequent to the date of the agreement and would make those loans, which aggregated $285.2 million at June 30, 2011, due in full at the time of such a termination event.

        In addition, if a termination event resulting in an acceleration of the obligations under the 2004 ECA facility were to occur, pursuant to the cross-collateralization agreement, we would have to segregate lease payments, overhaul rentals and security deposits received after such acceleration event occurred relating to all the aircraft funded under the 1999 ECA facility, even though those aircraft are no longer subject to a loan at June 30, 2011.

Secured Bank Debt

        2006 Credit Facility.    We have a credit facility, dated October 13, 2006, as amended, under which the original maximum amount available was $2.5 billion. The amended facility prohibits us from re-borrowing amounts repaid under this facility. The current size of the facility is $835 million.

        As of June 30, 2011, we had secured loans of $1.29 billion outstanding under the facility, all of which will mature in October 2012. The interest on $1.25 billion of the secured loans is based on LIBOR plus a margin of 2.15%, plus facility fees of 0.2% on the outstanding principal balance, and the remaining $43.0 million had an interest rate of 4.75% at June 30, 2011. The remaining $207 million outstanding under the facility consists of unsecured loans that will mature on their originally scheduled maturity date of October 13, 2011, with a LIBOR based interest rate plus a margin of 0.65% plus facility fees of 0.2% of the outstanding balance.

        The collateralization requirement under the amended facility provides that the $1.29 billion of secured loans must be secured by a lien on the equity interests of certain of our non-restricted subsidiaries that own aircraft with aggregate appraised values of originally not less than 133% of the outstanding principal amount, or the Required Collateral Amount. The credit facility includes an ongoing requirement, tested periodically, that the appraised value of the eligible aircraft owned by the pledged subsidiaries must be equal to or greater than 100% of the Required Collateral Amount. This ongoing requirement is subject to the right to transfer additional eligible aircraft to the pledged subsidiaries or ratably prepay the loans. We also guarantee the secured loans through certain other subsidiaries.

        The credit facility also contains financial and restrictive covenants that (i) limit our ability to incur indebtedness; (ii) restrict certain payments, liens and sales of assets by us; and (iii) require us to maintain a fixed charge coverage ratio and consolidated tangible net worth in excess of certain minimum levels.

        We intend to use the proceeds from the secured term loan agreement entered into on March 30, 2011, as described in the following paragraphs, to prepay a portion of the amounts outstanding under this credit facility.

        2011 Secured Term Loan.    On March 30, 2011, one of our non-restricted subsidiaries entered into a secured term loan agreement with lender commitments in the amount of approximately $1.3 billion, which was subsequently increased to approximately $1.5 billion. The loan matures on March 30, 2018, with scheduled principal payments commencing in June 2012, and bears interest at LIBOR plus a margin of 2.75%, or, if applicable, a base rate plus a margin of 1.75%. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by us and on a secured basis by certain wholly owned subsidiaries of the subsidiary borrower. The security granted initially includes a portfolio of 54 aircraft, together with attached leases and all related equipment, with an average appraised base market value of approximately $2.4 billion as of January 1, 2011, and the equity interests in certain special purpose entities, or SPEs, that will own the aircraft and related equipment and leases. The $2.4 billion of collateral equals an initial loan-to-value ratio of approximately 65%. The proceeds of the loan will be made available to the subsidiary borrower as aircraft are transferred to the SPEs, at an advance rate equal to 65% of the initial appraised value of the aircraft transferred to the SPEs. At June 30, 2011 and August 26, 2011, respectively, approximately $181 million and $861 million had been advanced to the subsidiary borrower under the agreement.

        The subsidiary borrower will be required to maintain compliance with a maximum loan-to-value ratio, which varies over time, as set forth in the term loan agreement. If the subsidiary borrower does not maintain compliance with the maximum loan-to-value ratio, it will be required to either prepay portions of the outstanding loans or transfer additional aircraft to SPEs, subject to certain concentration criteria, so that the ratio is equal to or less than the maximum loan-to-value ratio.

        We can voluntarily prepay the loan at any time, subject to a 2% prepayment penalty prior to March 30, 2012, and a 1% prepayment penalty between March 30, 2012 and March 30, 2013. The loan facility contains customary covenants and events of default, including covenants that limit the ability of the subsidiary borrower and its subsidiaries to (i) incur additional indebtedness; (ii) create liens; (iii) consolidate, merge or dispose of all or substantially all of their assets; and (iv) enter into transactions with affiliates.

        2009 Aircraft Financings.    In May 2009, we provided $39.0 million of subordinated financing to a non-restricted subsidiary. The entity used these funds and an additional $106.0 million borrowed from third parties to purchase an aircraft, which it leases to an airline. We act as servicer of the lease for the entity. The $106.0 million loan has two tranches. The first tranche is $82.0 million, fully amortizes over the lease term, and is non-recourse to us. The second tranche is $24.0 million, partially amortizes over the lease term, and is guaranteed by us. Both tranches of the loan are secured by the aircraft and the lease receivables. Both tranches mature in May 2018 with interest rates based on LIBOR. At June 30, 2011, the interest rates on the $82.0 million and $24.0 million tranches were 3.34% and 5.04%, respectively. The entity entered into two interest rate cap agreements to economically hedge the related LIBOR interest rate risk in excess of 4.00%. At June 30, 2011, $83.8 million was outstanding under the two tranches and the net book value of the aircraft was $134.7 million.

        In June 2009, we borrowed $55.4 million through a non-restricted subsidiary, which owns one aircraft leased to an airline. Half of the original loan amortizes over five years and the remaining $27.7 million is due in 2014. The loan is non-recourse to us and is secured by the aircraft and the lease receivables. The interest rate on the loan is fixed at 6.58%. At June 30, 2011, $43.7 million was outstanding and the net book value of the aircraft was $89.8 million.

Other Secured Financing Arrangements

        2010 Term Loan 1.    On March 17, 2010, we entered into a $750 million term loan agreement secured by 43 aircraft and all related equipment and leases. The aircraft had an average appraised base market value of approximately $1.3 billion, for an initial loan-to-value ratio of approximately 56%. The loan matures on March 17, 2015, and bears interest at LIBOR plus a margin of 4.75% with a LIBOR floor of 2.0%. The principal of the loan is payable in full at maturity with no scheduled amortization, but we can voluntarily prepay the loan at any time.

        The loan requires a loan-to-value ratio of no more than 63%. If we do not maintain compliance with the maximum loan-to-value ratio, we will be required to either prepay portions of the outstanding loans or grant additional aircraft collateral, subject to certain concentration criteria, so that the ratio is equal to or less than the maximum loan-to-value ratio.

        The loan also contains customary covenants and events of default, including limitations on our and our subsidiaries' ability, as applicable, to create liens; incur additional indebtedness; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and enter into transactions with affiliates.

        2010 Term Loan 2.    On March 17, 2010, we also entered into an additional term loan agreement of $550 million through a newly formed non-restricted subsidiary. The obligations of the subsidiary borrower are guaranteed on an unsecured basis by us and on a secured basis by certain non-restricted subsidiaries that hold title to 37 aircraft. The aircraft had an average appraised base market value of approximately $969 million, for an initial loan-to-value ratio of approximately 57%. The loan matures on March 17, 2016, and bears interest at LIBOR plus a margin of 5.0% with a LIBOR floor of 2.0%. The principal of the loan is payable in full at maturity with no scheduled amortization. The proceeds from this loan are restricted from use in our operations until we transfer the related collateral to the non-restricted subsidiaries. At June 30, 2011, approximately $24 million of the proceeds remained restricted. We can voluntarily prepay the loan at any time, subject to a 1% prepayment penalty prior to March 17, 2012.

        The loan requires a loan-to-value ratio of no more than 63%. If the subsidiary borrower does not maintain compliance with the maximum loan-to-value ratio, it will be required to either prepay portions of the outstanding loans or transfer additional aircraft to SPEs, subject to certain concentration criteria, so that the ratio is equal to or less than the maximum loan-to-value ratio.

        The loan also contains customary covenants and events of default, including limitations on our and our subsidiaries' ability, as applicable, to create liens; incur additional indebtedness; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and enter into transactions with affiliates.

Unsecured Bonds and Medium-Term Notes

        Shelf Registration Statement:    We have an effective shelf registration statement filed with the SEC. As a result of our well-known seasoned issuer, or WKSI, status, we have an unlimited amount of debt securities registered for sale under the shelf registration statement.

        Under our shelf registration statement, we issued: (i) $1.0 billion of 5.75% notes due 2016 and $1.25 billion of 6.25% notes due 2019 on May 24, 2011; (ii) $1.0 billion of 8.25% notes due 2020 on December 7, 2010; and (iii) $500 million of 8.875% notes due 2017 on August 20, 2010. At June 30, 2011, after the completion of tender offers to purchase certain notes on June 17, 2011, as further discussed below, we had an additional $7.2 billion of public bonds and medium-term notes outstanding, with interest rates ranging from 0.60% to 7.95%, which we had issued in prior years under previous registration statements.

        The aggregate net proceeds from the sale of the notes issued on May 24, 2011, were approximately $2.22 billion after deducting underwriting discounts and commissions, fees and estimated offering expenses. The net proceeds from the sale of the notes were primarily used to purchase notes validly tendered and accepted in the tender offers that were announced during the second quarter of 2011 to purchase various series of our outstanding debt securities for up to $1.75 billion cash consideration. The remaining net proceeds from the sale of the notes were used for general corporate purposes.

        Tender Offers to Purchase Notes.    On June 17, 2011, we completed the above mentioned tender offers and accepted for purchase previously issued notes with an aggregate principal amount of approximately $1.67 billion, resulting in total cash consideration, including accrued and unpaid interest, of approximately $1.75 billion. In connection with the cancellation of the notes, we recognized losses aggregating approximately $61.1 million, which included the cost of repurchasing the notes and the write off of the remaining unamortized deferred financing costs. See Note G of Notes to Unaudited Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 for further information.

        Euro Medium-Term Note Programme.    We have a $7.0 billion Euro Medium-Term Note Programme that will expire in September 2011 and that we do not currently intend to renew. We had approximately $1.2 billion of Euro denominated notes outstanding under such Programme at June 30, 2011. The notes were repaid in full in August 2011. We eliminated the currency exposure arising from the notes under this program by hedging the notes into U.S. dollars and fixing the interest rates at a range of 5.355% to 5.367%. We translated the debt into U.S. dollars using current exchange rates prevailing at the balance sheet date. The foreign exchange adjustment for the foreign currency denominated notes was $281.6 million and $165.4 million at June 30, 2011 and December 31, 2010, respectively.

        A rollforward for the six months ended June 30, 2011, of the foreign currency adjustment related to foreign currency denominated notes is presented below (dollars in thousands):

Foreign currency adjustment related to foreign currency denominated debt at December 31, 2010	$165,400
Foreign currency period adjustment of non-US$ denominated debt	116,200

Foreign currency adjustment related to foreign currency denominated debt at June 30, 2011	$281,600

        Other Senior Notes.    On March 22, 2010 and April 6, 2010, we issued a combined $1.25 billion aggregate principal amount of 8.625% senior notes due September 15, 2015, and $1.5 billion aggregate principal amount of 8.750% senior notes due March 15, 2017, pursuant to an indenture dated as of March 22, 2010. The notes are due in full on their scheduled maturity dates. The notes are not subject to redemption prior to their stated maturity and there are no sinking fund requirements. In connection with the note issuances, we entered into registration rights agreements obligating us to, among other things, complete a registered exchange offer to exchange the notes of each series for new registered notes of such series with substantially identical terms, or register the notes pursuant to a shelf registration statement.

        The annual interest rate on the affected notes increased by 0.25% per year for 90 days, commencing on January 26, 2011, because the registration statement relating to the exchange offer was not declared effective by the SEC by that date, as required under the registration rights agreement. On April 26, 2011, the annual interest rate on the affected notes increased by an additional 0.25% because we were unable to consummate the exchange offer by such date. We completed the exchange offer on May 5, 2011, at which time the applicable interest rate reverted to the original level.

        The indenture governing the notes contains customary covenants that, among other things, restrict our and our restricted subsidiaries' ability to (i) incur liens on assets; (ii)  declare or pay dividends or acquire or retire shares of our capital stock during certain events of default; (iii) designate restricted subsidiaries as non-restricted subsidiaries or designate non-restricted subsidiaries; (iv) make investments in or transfer assets to non-restricted subsidiaries; and (v) consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets.

        The indenture also provides for customary events of default, including but not limited to, the failure to pay scheduled principal and interest payments on the notes, the failure to comply with covenants and agreements specified in the indenture, the acceleration of certain other indebtedness resulting from non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs, any amount then outstanding under the senior notes may immediately become due and payable.

Unsecured Bank Debt

        2011 Credit Facility.    On January 31, 2011, we entered into a new $2.0 billion unsecured three-year revolving credit facility with a group of 11 banks that will expire on January 31, 2014. This revolving credit facility provides for interest rates based on either a base rate or LIBOR plus an applicable margin determined by a ratings-based pricing grid. The credit agreement contains customary events of default and restrictive financial covenants that require us to maintain a minimum fixed charge coverage ratio, a minimum consolidated tangible net worth and a maximum ratio of consolidated debt to consolidated tangible net worth. As of June 30, 2011, no amounts were outstanding under this revolving facility.

        2006 Credit Facility.    As of June 30, 2011, $207.0 million of unsecured loans were outstanding under our credit agreement dated as of October 13, 2006. These loans remain unsecured and mature on October 13, 2011, on the original maturity date for this credit facility. The interest on the loans is based on LIBOR plus a margin of 0.65% plus facility fees of 0.2% of the outstanding balance. The remaining outstanding loans under the agreement, as amended, are secured. See "—Secured Bank Debt" above.

Subordinated Debt

        In December 2005, we issued two tranches of subordinated debt totaling $1.0 billion. Both tranches mature on December 21, 2065, but each tranche has a different call option. The $600 million tranche had a call option date of December 21, 2010 and the $400 million tranche has a call option date of December 21, 2015. We did not exercise the call option at December 21, 2010, and the interest rate on the $600 million tranche changed from a fixed interest rate of 5.90% to a floating rate with an initial credit spread of 1.55% plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. The interest will reset quarterly and at June 30, 2011, the interest rate was 5.74%. The $400 million tranche has a fixed interest rate of 6.25% until the 2015 call option date, and if we do not exercise the call option, the interest rate will change to a floating rate, reset quarterly, based on the initial credit spread of 1.80% plus the highest of (i) 3 month LIBOR; (ii) 10-year constant maturity treasury; and (iii) 30-year constant maturity treasury. If we choose to redeem the $600 million tranche, we must pay 100% of the principal amount of the bonds being redeemed, plus any accrued and unpaid interest to the redemption date. If we choose to redeem only a portion of the outstanding bonds, at least $50 million principal amount of the bonds must remain outstanding.

Derivatives

        We employ derivative products to manage our exposure to interest rates risks and foreign currency risks. We enter into derivative transactions only to economically hedge interest rate risk and currency risk and not to speculate on interest rates or currency fluctuations. These derivative products include interest rate swap agreements, foreign currency swap agreements and interest rate cap agreements. At June 30, 2011, all of our interest rate swap and foreign currency swap agreements were designated as and accounted for as cash flow hedges and we had not designated our interest rate cap agreements as hedges.

        When interest rate and foreign currency swaps are effective as cash flow hedges, they offset the variability of expected future cash flows, both economically and for financial reporting purposes. We have historically used such instruments to effectively mitigate foreign currency and interest rate risks. The effect of our ability to apply hedge accounting for the swap agreements is that changes in their fair values are recorded in OCI instead of in earnings for each reporting period. As a result, reported net income will not be directly influenced by changes in interest rates and currency rates.

        The counterparty to our interest rate swaps and foreign currency swaps at June 30, 2011, is AIG Markets, Inc., a wholly owned subsidiary of AIG. The swap agreements are subject to a bilateral security agreement and a master netting agreement, which would allow the netting of derivative assets and liabilities in the case of default under any one contract. Failure of the counterparty to perform under the derivative contracts would have a material impact on our results of operations and cash flows. The counterparty to our interest rate cap agreements is an independent third party with whom we do not have a master netting agreement.

Credit Ratings

        Because of our current long-term debt ratings, the 2004 ECA facility imposes the following restrictions: (i) we must segregate all security deposits, overhaul rentals and rental payments related to the aircraft financed under the 2004 ECA facility into separate accounts controlled by the security trustee (segregated rental payments are used to make scheduled principal and interest payments on the outstanding debt) and (ii) we must file individual mortgages on the aircraft funded under both the 1999 and 2004 ECA facilities in the local jurisdictions in which the respective aircraft are registered.

        While a ratings downgrade does not result in a default under any of our debt agreements, it could adversely affect our ability to issue debt and obtain new financings, or renew existing financings, and it would increase the cost of such financings.

        The following table summarizes our current ratings by Fitch, Moody's and S&P, the nationally recognized rating agencies:

  Unsecured Debt Ratings

Rating Agency	Long-term Debt	Corporate Rating	Outlook	Date of Last Ratings Action
Fitch	BB	BB	Stable	June 2, 2011
Moody's	B1	B1	Positive	May 12, 2011
S&P	BBB-	BBB-	Stable	May 19, 2011

  Secured Debt Ratings

Rating Agency	$750 Million Term Loan	$550 Million Term Loan	$3.9 Billion Senior Secured Notes
Fitch	BBB-	BB	BBB-
Moody's	Ba2	Ba3	Ba3
S&P	BBB	BBB-	BBB-

        These credit ratings are the current opinions of the rating agencies. As such, they may be changed, suspended or withdrawn at any time by the rating agencies as a result of various circumstances including changes in, or unavailability of, information.

Existing Commitments

        The following table summarizes our contractual obligations at June 30, 2011:

	Commitments Due by Fiscal Year
	Total	2011	2012	2013	2014	2015	Thereafter
	(Dollars in thousands)
Bonds and medium-term notes	$14,870,562	$1,881,688	$2,017,613	$3,421,375	$1,039,786	$1,260,100	$5,250,000
Unsecured Bank Loans	207,000	207,000	—	—	—	—	—
Senior Secured Bonds	3,900,000	—	—	—	1,350,000	—	2,550,000
Secured Bank Loans	1,601,973	7,061	1,321,487	34,109	54,863	28,516	155,937
ECA Financings	2,549,627	214,480	428,960	428,960	423,862	335,794	717,571
Other Secured Financings	1,300,000	—	—	—	—	750,000	550,000
Subordinated Debt	1,000,000	—	—	—	—	—	1,000,000
Interest Payments on Debt Outstanding(a)(b)	9,568,076	766,173	1,398,311	1,213,466	1,007,593	829,099	4,353,434
Operating Leases(c)(d)	58,765	6,252	12,851	14,147	14,558	10,259	698
Pension Obligations(e)	9,770	1,539	1,577	1,639	1,676	1,676	1,663
Purchase Commitments(f)(g)	17,652,100	87,400	435,800	1,015,100	1,625,300	2,477,900	12,010,600

Total	$52,717,873	$3,171,593	$5,616,599	$6,128,796	$5,517,638	$5,693,344	$26,589,903

(a)
Future interest payments on floating rate debt are estimated using floating interest rates in effect at June 30, 2011.

(b)
Includes the effect of interest rate and foreign currency derivative instruments.

(c)
Excludes fully defeased aircraft sale-lease back transactions.

(d)
Minimum rentals have not been reduced by minimum sublease rentals of $5.8 million receivable in the future under non-cancellable subleases.

(e)
Our pension obligations are part of intercompany expenses, which AIG allocates to us on an annual basis. The amount is an estimate of such allocation. The column "2011" consists of total estimated allocations for 2011 and the column "Thereafter" consists of the 2016 estimated allocation. The amount allocated has not been material to date.

(f)
Includes sale-leaseback transactions totaling $86 million in 2012.

(g)
Excludes amounts related to our purchase rights for 50 aircraft which we have not exercised yet.

Contingent Commitments

        From time to time, we participate with airlines, banks and other financial institutions in the financing of aircraft by providing asset guarantees, put options or loan guarantees collateralized by aircraft. As a result, should we be called upon to fulfill our obligations, we would have recourse to the value of the underlying aircraft. The table below reflects our potential payments for these contingent obligations. The table below does not include contingent payments for $263.1 million of uncertain tax liabilities and any effect of our net tax liabilities. The future cash flows to these liabilities are uncertain and we are unable to make reasonable estimates of the outflows.

	Contingency Expiration by Fiscal Year
	Total	2011	2012	2013	2014	2015	Thereafter
	(Dollars in thousands)
Asset Value Guarantees	$490,164	$8,880	$37,950	$96,003	$34,717	$157,132	$155,482

Variable Interest Entities

        Our leasing and financing activities require us to use many forms of special purpose entities to achieve our business objectives and we have participated to varying degrees in the design and formation of these special purpose entities. A majority of these entities are wholly owned; we are the primary or only variable interest holder, we are the only decision maker and we guarantee all the activities of the entities. However, these entities meet the definition of a VIE because they do not have sufficient equity to operate without our subordinated financial support in the form of intercompany notes and loans which serve as equity. We have variable interest in other entities in which we have determined that we are the primary beneficiary, because by design we absorb the majority of the risks and rewards. Further, since we control and manage all aspects of the entities, the related aircraft are included in Flight equipment under operating leases and the related borrowings are included in Debt Financings on our Consolidated Balance Sheets.

        In addition to the above entities, ILFC has variable interests in ten entities to which we previously sold aircraft. The interests include debt financings, preferential equity interests, and in some cases providing guarantees to banks which had provided the secured senior financings to the entities. Each entity owns one aircraft. The individual financing agreements are cross-collateralized by the aircraft. In prior years, we had determined that we were the primary beneficiary of these entities due to our exposure to the majority of the risks and rewards of these entities and consolidated the entities into our consolidated financial statements. Because we did not have legal or operational control over and did not own the assets of, nor were we directly obligated for the liabilities of these entities, we presented the assets and liabilities of these entities separately on our consolidated balance sheet at December 31, 2009. Assets in the amount of $79.7 million and liabilities in the amount of $6.5 million are included in our 2009 consolidated balance sheet and net expenses of $7.2 million, and $2.3 million are included in our consolidated statements of operations for the years ended December 31, 2009, and 2008, respectively, for these entities. ILFC has a credit facility with these entities to provide financing up to approximately $13.5 million, of which approximately $7.6 million was borrowed at June 30, 2011. The maximum exposure to loss for these entities is $19.0 million, which is the total investments in senior secured notes and total outstanding under the credit facility.

Off-Balance-Sheet Arrangements

        We have not established any unconsolidated entities for the purpose of facilitating off-balance sheet arrangements or for other contractually narrow or limited purposes. We have, however, from time to time established subsidiaries, entered into joint ventures or created other partnership arrangements or trusts with the limited purpose of leasing aircraft or facilitating borrowing arrangements. See Note N of Notes to Unaudited Condensed, Consolidated Financial Statements in our condensed, consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 for more information regarding our involvement with VIEs.

Recent Accounting Pronouncements

        A Creditor's Determination of Whether a Restructuring is a Troubled Debt Restructuring.    In April 2011, the Financial Accounting Standards Board, or FASB, issued a new accounting guidance update that amends evaluations of whether a restructuring is a troubled debt restructuring and requires additional disclosures about a creditor's troubled debt restructuring activities. The new guidance clarifies the two criteria used by creditors to determine whether a modification or restructuring is a troubled debt restructuring: (i) whether the creditor has granted a concession and (ii) whether the debtor is experiencing financial difficulties. The new guidance is effective for interim and annual periods beginning on July 1, 2011, with early adoption permitted. We are required to apply the guidance retrospectively for all modifications and restructuring activities that have occurred since January 1, 2011. For receivables that are considered newly impaired under the guidance, we are required to measure the impairment of those receivables prospectively in the first period of adoption. In addition, we must begin providing the disclosures about troubled debt restructuring activities in the period of adoption. We are currently assessing the effect of adoption of this new guidance on our consolidated financial position, results of operations and cash flows.

        Common Fair Value Measurements and Disclosure Requirements in GAAP and IFRS.    In May 2011, the FASB issued new accounting guidance that amends certain aspects of the fair value measurement guidance in GAAP, primarily to achieve the FASB's objective of a converged definition of fair value and substantially converged measurement and disclosure guidance with IFRS. Consequently, when the new guidance becomes effective on January 1, 2012, GAAP and IFRS will be consistent, with certain limited exceptions including the accounting for day one gains and losses, measuring the fair value of alternative investments measured on a net asset value basis and certain disclosure requirements.

        The new fair value guidance applies to all companies that measure assets, liabilities, or instruments classified in shareholders' equity at fair value or provide fair value disclosures for items not recorded at fair value. While many of the amendments to GAAP are not expected to significantly affect current practice, the guidance clarifies how a principal market is determined, addresses the fair value measurement of financial instruments with offsetting market or counterparty credit risks and the concept of valuation premise (i.e., in-use or in exchange) and highest and best use, extends the prohibition on blockage factors to all three levels of the fair value hierarchy, and requires additional disclosures.

        The new guidance is effective for us for interim and annual periods beginning on January 1, 2012. If different fair value measurements result from applying the new guidance, we will recognize the difference in the period of adoption as a change in estimate. The new disclosure requirements must be applied prospectively. In the period of adoption, we will disclose any changes in valuation techniques and related inputs resulting from application of the amendments and quantify the total effect, if material. We are assessing the effect of the new guidance on our consolidated statements of financial position, results of operations and cash flows.

        Presentation of Comprehensive Income.    In June 2011, the FASB issued new accounting guidance that requires the presentation of comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components, followed consecutively by a second statement that presents total other comprehensive income and its components. This presentation is effective January 1, 2012, and is required to be applied retrospectively. Early adoption is permitted. Adoption of the new guidance will have no effect on our consolidated financial statements because we already use the two-statement approach to present comprehensive income.

        We adopted the following accounting guidance during 2010:

        Accounting for Transfers of Financial Assets.    In June 2009, FASB issued new accounting guidance addressing transfers of financial assets that, among other things, removes the concept of a qualifying special purpose entity, or QSPE, and removes the exception from applying the consolidation rules to QSPEs.

        Consolidation of Variable Interest Entities.    In June 2009, the FASB issued new accounting guidance that amended the rules addressing the consolidation of VIEs, with an approach focused on identifying which enterprise has the power to direct the activities of a VIE that most significantly affect the entity's economic performance and has (i) the obligation to absorb losses of the entity or (ii) the right to receive benefits from the entity.

        Measuring Liabilities at Fair Value.    In August 2009, the FASB issued new accounting guidance to clarify how to apply the fair value measurement principles when measuring liabilities carried at fair value.

        Subsequent Events.    In February 2010, the FASB amended a previously issued accounting guidance to require all companies that file financial statements with the SEC to evaluate subsequent events through the date the financial statements are issued. The guidance was further amended to exempt these companies from the requirement to disclose the date through which subsequent events have been evaluated.

        Disclosures of the Credit Quality of Financing Receivables and the Allowance for Credit Losses.    In July 2010, the FASB issued new accounting guidance to require enhanced, disaggregated disclosures regarding the credit quality of financing receivables and the allowance for credit losses.

        For further discussion of this accounting guidance, accounting guidance adopted in prior years, and their application to us, see Note B of Notes to Consolidated Financial Statements in our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

Quantitative and Qualitative Disclosure about Market Risk

        Market risk represents the risk of changes in value of a financial instrument, caused by fluctuations in interest rates and foreign exchange rates. Changes in these factors could cause fluctuations in our results of operations and cash flows. We are exposed to the market risks described below.

  Interest Rate Risk

        Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. Interest rate risk is highly sensitive due to many factors, including the U.S. government's monetary and tax policies, global economic factors and other factors beyond our control. We are exposed to changes in the level of interest rates and to changes in the relationship or spread between interest rates. Our primary interest rate exposures relate to our floating rate debt obligations, which are based on interest rate indices such as LIBOR. Increases in the interest rate index would reduce our pre-tax income by increasing the cost of our debt, if we were not able to proportionally increase our lease rates.

        We mitigate our interest rate risk by entering into interest rate swap contracts as appropriate. After taking our swap agreements into consideration, which in effect have fixed the interest rates of the hedged debt, our floating rate debt comprised approximately 20% of our total outstanding debt obligations, or approximately $5.6 billion in aggregate principal amount, at June 30, 2011.

        The fair market value of our interest rate swaps is affected by changes in interest rates, credit risk of our counterparties to the swaps, and the liquidity of those instruments. We determine the fair value of our derivative instruments using a discounted cash flow model, which incorporates an assessment of the risk of non-performance by our swap counterparties. The model uses various inputs including contractual terms, interest rate, credit spreads and volatility rates, as applicable. We record the effective part of the changes in fair value of derivative instruments in Other Comprehensive Income.

        The following discussion about the potential effects of changes in interest rates is based on a sensitivity analysis, which models the effects of hypothetical interest rate shifts on our results of operation and cash flows. This sensitivity analysis is constrained by several factors, including the necessity to conduct the analysis based on a single point in time and by the inability to include the extraordinarily complex market reactions that normally would arise from the market shifts. Although the following results of our sensitivity analysis for changes in interest rates may have some limited use as a benchmark, they should not be viewed as a forecast. This forward-looking disclosure also is selective in nature and addresses only the potential impact of our debt obligations. It does not include a variety of other potential factors that could affect our business as a result of changes in interest rates.

        Assuming we do not hedge our exposure to interest rate fluctuations related to our outstanding floating rate debt, a hypothetical 100 basis-point increase or decrease in our variable interest rates would have increased or decreased our interest expense, and accordingly our cash flows, by approximately $56 million on an annualized basis. The same hypothetical 100 basis-point increase or decrease in interest rates on our total outstanding debt obligations would have increased or decreased our interest expense, and accordingly our cash flows, by approximately $260 million on an annualized basis.

  Foreign Currency Exchange Risk

        Our functional currency is U.S. dollars. All our aircraft purchase agreements are negotiated in U.S. dollars, we currently receive substantially all of our revenue in U.S. dollars and we pay substantially all of our expenses in U.S. dollars. We currently have a limited number of leases denominated in foreign currencies and we do incur some of our expenses in foreign currencies, primarily the Euro. A decrease in the U.S. dollar in relation to foreign currencies increases our expenses paid in foreign currencies and an increase in the U.S dollar in relation to foreign currencies decreases our lease revenue received from foreign currency denominated leases. Because we currently receive most of our revenues in U.S. dollars and pay most of our expenses in U.S. dollars a change in foreign exchange rates would not have a material impact on our results of operations or cash flows.

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  Exhibit 99.3
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS